November 13, 2024

VIA EDGAR

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	John Hancock Global Shareholder Yield Fund, a series of John Hancock Funds III (the “Trust”)

Registration Statement on Form N-14

Ladies and Gentlemen:

We consent to the filing of our tax opinion as an exhibit to the Post Effective Amendment to the Registration Statement on Form N-14 of the Trust to be filed with the Securities and Exchange Commission on or about November 13, 2024, and to the references made to our Firm therein and in any amendments thereto.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP